EXHIBIT 23.1

CONSENT OF HEIN & ASSOCIATES LLP

INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-100453) of our report dated March 29, 2007 with respect to the consolidated financial statements of Quotemedia, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2006.

/s/ Hein & Associates LLP

Denver, Colorado

March 29, 2007